EXHIBIT 99.27(n)(2)

               OPINION AND CONSENT OF BRIAN A. GIANTONIO, ESQ. CPA

                                                                April 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Phoenix Life and Annuity Company Variable Universal Life Account Phoenix Life and Annuity Company
     Post-Effective Amendment No. 13 to Form N-6
     Registration Nos. 333-12989 and 811-7835

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable life insurance policies, Phoenix Corporate Edge and Phoenix Executive Benefit-VUL ("Policies"), which are the subject of the above-captioned Registration Statement on Form N-6.

In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Policies.

Based upon this review, I am of the opinion that the Policies, when issued, qualify as life insurance under the Internal Revenue Code of 1986, as amended.

My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Experts" therein.

                                        Very truly yours,

                                        /s/ Brian A. Giantonio
                                        ----------------------
                                        Brian A. Giantonio, Vice President,
                                        Tax and ERISA Counsel
                                        The Phoenix Companies, Inc.